January 10, 1997



Mr. J. Michael Stepp
Executive Vice President and Chief Financial Officer
Collins & Aikman
701 McCullough Drive
Charlotte, NC  28262

Dear Mr. Stepp:

This is to confirm that the client-auditor relationship between JPS Automotive L.P. and JPS Automotive Products Corp.
(Commission File Numbers 33-75510-01 and 1-12944, respectively) and Coopers & Lybrand L.L.P. has ceased.

Very truly yours,

/s/ Coopers & Lybrand L.L.P.

Coopers & Lybrand L.L.P.

cc:   Office of the Chief Accountant
      SECPS Letter File
      Securities and Exchange Commission
      Mail Stop 11-3
      450 Fifth Street, N.W.
      Washington, D.C. 20549